Exhibit 99.2

Pixelworks, Inc. 2Q 2024 Conference Call
Thursday, August 7, 2024

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2024 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the second quarter of 2024.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Wednesday, August 7, 2024. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2023, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude restructuring costs and stock-based compensation expense.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone on the phone and webcast. We appreciate you joining today’s call.
As discussed on our conference call in May, we expected the second quarter to be challenging due to specific near-term headwinds in our mobile business. Earlier today, we reported revenue for the quarter at the midpoint of guidance, reflecting the anticipated pause in orders from a large mobile customer. Gross margin ticked-up sequentially, remaining above 50% and representing more than a 1,000 basis point improvement year-over-year. Operating expenses and bottom-line results for the quarter were both better than the midpoint of our guidance.
We continue to believe the current headwinds are primarily near-term, with signs of initial improvement and sequential revenue growth expected in the third quarter. Acknowledging the current drawdown in quarterly revenue, we have implemented a number of cost reduction actions to better align operating expenses with near-term revenue levels.
In addition to a series of other measures taken over the last several months to maximize operational efficiencies, we implemented a reduction in headcount across all areas of businesses – effective June 30. Never an easy action, the reduced headcount is anticipated to result in approximately $4 million of annualized cost savings beginning in the third quarter. Combined with other cost containment measures, we believe the collective expense reductions we’ve implemented to-date will contribute to total OpEx savings of $10 million over the next 18 months.

Turning to a review of our Mobile business. As previously indicated, second quarter mobile revenue was down significantly and primarily reflected the impact of the pause in new orders from what had recently been our largest mobile customer. This customer experienced unanticipated weaker sell-through of its newly launched smartphone models in the 1st Half of 2024. Although completely unrelated to Pixelworks, this resulted in excess inventory of our visual processors. They are now working-down this existing inventory through a combination of prior and recently launched models that incorporate our technology. We continue to be closely engaged with this customer on evaluation of our upcoming next-gen visual processor and IRX ecosystem.
More broadly within our mobile business, we continue to make steady progress on the expansion of our IRX-branded gaming ecosystem. With the goal of enabling a dramatically enhanced visual experience for mobile gaming, we established the IRX ecosystem to align and promote a collaborative end-to-end approach that benefits all industry participants – from gaming studios to smartphone OEMs. Leveraging our IRX rendering acceleration solution, ecosystem partners gain the unique ability to deliver ultra-high frame rate, desktop-level photo-realism and high image resolution without excessive device temperature or power consumption.
Since our prior conference call, our team completed integration work on two additional IRX mobile games, making a total of 11 IRX certified mobile games available to-date. The most recent of these two new IRX certified games was a product of collaboration with Seasun Games to help adapt and optimize a mobile version of the popular game JX3 Ultimate. Unlike most mobile games created based on existing IP, JX3 Ultimate Mobile innovatively leveraged cross-platform data inheritance to produce full-platform, high-quality mobile graphics that are comparable to the PC version. Separately, in June we announced our latest collaboration with Tencent and its TiMi Studio group on Honor of Kings. For those less familiar with gaming, Honor of Kings is multiple player online battle arena game that was first launched several years ago – today it’s literally a household name in China. According to mobile gaming industry reports, Honor of Kings remains the single most played multi-player battle game globally – it also ranks #1 in revenue generated from in-app purchases.
We continue to have healthy engagement with multiple leading game studios, and plan to announce additional IRX certified mobile games this year. In addition to our direct collaboration with studios on certified games, we continue to expand a growing list of more than 100 IRX qualified mobile games – these qualified games have been individually tested and tuned for our solution to optimize their visual performance.
IRX remains the first and only industry-wide ecosystem of its kind dedicated to improving the visual performance of mobile gaming. We have several ongoing initiatives underway to consistently drive increasing awareness of IRX – not only with game studios and device OEMs, but also targeting broader awareness directly with consumer gamers. Currently these IRX promotion and co-marketing efforts are primarily targeted within the APAC region and specifically in China as the largest mobile gaming market. To highlight one recent example, in late July we showcased our IRX solutions ChinaJoy 2024. Held at the Shanghai New International Expo Center, ChinaJoy is widely recognized as China’s largest annual global gaming convention. Our team hosted an IRX-branded booth, which featured hands-on demos allowing participants to experience playing several IRX certified mobile games on recently released IRX certified devices. In conjunction with the show, we also launched a new dedicated IRX website and promotional video, which I would encourage investors to check out at IRXGaming.com.
The IRX ecosystem is a fundamental part of our mobile strategy, serving to further differentiate the performance advantages and premium visual gaming experience that visual processors bring to mobile devices. We believe that as the IRX ecosystem continues to grow, so does incentive for OEM customers to incorporate our visual processors across a broader range of smartphone models.
Consistent with my comments last quarter, we remain focused on addressing an expanded served available market in mobile. This includes both increased penetration of mid- and lower-tier smartphones as well as expanded adoption in customers’ models targeted for global markets outside of China. In April, we demonstrated progress on each of these expansion goals with our first announced program win with Transsion on the launch of its Infinix GT 20 Pro smartphone. The incorporation our X5-series processor in the Infinix GT 20 Pro represented the first time that Pixelworks technology has been featured in a sub-$350 smartphone also targeted for emerging markets outside of China.
Also announced during quarter, OnePlus incorporated our X7 Gen 2 visual processor in its newly launched OnePlus Ace 3 Pro smartphone. Positioned as more affordable smartphone that still delivers flagship-like performance, the OnePlus Ace 3 Pro is priced between $450 to $600 depending on memory configuration – making it the second win with our X7 Gen 2 processor in a mid-tier smartphone model.
These two newly launched smartphones both feature our IRX certified solution, while utilizing different generations of our visual processor, and both models have been well received in their targeted markets.
Lastly within mobile, I want to provide an update on our next-generation mobile visual processor. As discussed on our prior call, we pushed-out the production release of our next-gen solution after encountering a few technical hurdles that were impairing the device’s full range of capabilities and intended performance. As an update our engineering team has completed work on the required design changes, and we are confident we have resolved all previously identified issues. We are scheduled to receive new samples of our next-gen device for testing and final verification at the end of August, which will position us to be ready for its production launch in the fourth quarter.
As anticipated, this push-out in timing unfortunately results in missing the design-in window for customers’ smartphone models in the back-half of 2024. We do however remain engaged with multiple customers for our next-gen solution on their subsequent planned models. Architected with direct feedback from existing IRX ecosystem partners, this will be Pixelworks’ first mobile visual processor in 12nm process technology. We believe this newest-generation solution is poised to bring market disruptive performance to mobile gaming, with a series of new, industry-first features and the ability to deliver a true immersive PC “like” gaming experience to mobile devices. We look forward to a planned formal market introduction of our next-generation visual processor later this year.
Turning to TrueCut Motion. We continue to see growing interest from premium large format exhibitors that are specifically requesting TrueCut Motion for movie titles shown on their screens.
As further evidence, two of the largest global premium large format exhibitors are now actively recommending TrueCut Motion, citing a demonstrably better viewing experience on their premium large screens. Movies shown in premium large format theaters represent a growing portion of the global box office, out-performing non-premium formats both in viewer satisfaction and box office sales. As result, premium large format exhibitors not only have increasing influence, they’re also engaging more than ever directly with filmmakers. Our current focus is on leveraging these endorsements of TrueCut Motion by premium large format exhibitors to facilitate increased awareness among filmmakers, studio and consumers in support of driving accelerated use of TrueCut technology for new release titles.
Additionally our TrueCut motion R&D team will soon release a new generation of motion grading and re-projection tools to be used on upcoming projects. These new tools leverage a combination of both expertly trained AI and new, patented algorithms, to deliver faster results, at higher resolution – in addition these tools are more tightly integrated with leading post production tools and formats. As motion grading becomes standard practice within the film industry, this new generation of tools will be increasingly important for supporting new and expanded TrueCut Motion engagements.
Shifting to our Home and Enterprise business, which as a reminder is predominantly comprised of our visual processor System-on-Chips for the 3LCD digital projector market. For the second quarter, total revenue from Home and Enterprise was roughly flat on both a sequential and year-over-year basis. This was consistent with our internal expectations, and also mirrors the recent feedback from our projector customers that market supply and demand dynamics are generally well-balanced.
As mentioned on the last call, in April we secured final acceptance from our largest projector customer on production samples of our co-developed next-generation projector SoC. We subsequently received the first purchase orders and the new co-developed SoC is now scheduled for volume production in the fourth quarter. The first volume production shipments will support two new planned projector models, and then this new chip will gradually be adopted more broadly over time as our lead customer introduces additional new projector models.
In conclusion, we knew the second quarter was going to be difficult. I’m proud of our team, which has confronted the recent challenges head-on while remaining focused on strategic and operational execution across the business. We remain encouraged by our recent progress and look forward to delivering improved results in the second half of the year. Specific to mobile, we believe that we are positioned for renewed growth in the coming quarters, as we increasingly target an expanded served market for mid- to lower-tier smartphones as well as incremental customer adoption in international models. Additionally, engagements and the influence of our IRX gaming ecosystem continue to grow and will soon be further supported by the introduction of our next-generation mobile visual processor. We also expect to benefit from continued stable performance within our home and enterprise business. Together with our recently implemented cost reduction actions, we expect to deliver sequential revenue growth in the third quarter while continuing to target improved operational results over the intermediate-term.
With that, I’ll hand the call to Haley to review the financials and provide our guidance for the third quarter.

Haley Aman
Thank you, Todd.
Revenue for the second quarter of 2024 was $8.5 million, which was at the midpoint of our guidance. The revenue decrease from the prior quarter was primarily driven by the anticipated near-term headwinds in mobile.
The breakdown of revenue in the second quarter was as follows:
•Revenue from Mobile was approximately $2.1 million, comprised primarily of shipments of our X-series visual processors.
•Home and Enterprise revenue was approximately $6.4 million.
Second quarter non-GAAP gross profit margin expanded 30 basis points sequentially to 51.0%, from 50.7% in the first quarter of 2024, and increased over 1,000 basis points from 40.5% in the second quarter of 2023. The significant year-over-year expansion in gross margin reflects our ongoing focus to drive healthy margins.
Non-GAAP operating expenses were $12.8 million in the second quarter, compared to $12.6 million in the prior quarter and $10.7 million in the second quarter of 2023. With respect to the year-over-year comparison, as a reminder lower operating expenses in the second quarter of 2023 included the benefit of a $1.9 million credit to R&D related to the now completed co-development agreement with our largest projector customer.
As Todd previously highlighted, we’ve recently implemented expense reduction actions to more appropriately align expenses with current revenue levels, including an approximately 16% reduction in workforce, which was affected at the end of the second quarter. As a result, we expect to realize approximately $4.0 million in annualized savings.
On a non-GAAP basis, second quarter 2024 net loss was $7.7 million, or a loss of ($0.13) cents per share, compared to a net loss of $4.0 million, or a loss of ($0.07) cents per share, in the prior quarter, and a net loss of $4.8 million, or a loss of ($0.09) cents per share, in the second quarter of 2023.
Adjusted EBITDA for the second quarter of 2024 was a negative $7.0 million, compared to a negative $3.2 million in the first quarter and a negative $4.0 million in the second quarter of 2023.
Turning to the balance sheet, we ended the second quarter with cash and cash equivalents of $37.8 million, compared to $46.2 million at the end of the first quarter and $47.5 million at year-end 2023. In addition to cash used for operations, the cash balance at quarter-end also reflected approximately $2.5 million used during the quarter for a one-time purchase of a mask set associated with our next-generation mobile visual processor.
Shifting to our current expectations and guidance for the third quarter of 2024.
As Todd discussed and consistent with the expectations we outlined on our previous conference call, we expect a return to sequential revenue growth in the third quarter. Based on current order patterns and existing backlog, we currently anticipate total revenue for the third quarter to be in a range of between $9.0 million and $10.0 million.
In terms of gross profit margin. For the third quarter, we expect non-GAAP gross profit margin to be between 49% and 51%.
With respect to operating expenses, we expect to realize the initial benefits from the previously discussed cost reduction beginning in the third quarter. However, we anticipate the resulting reduction in expenses to be partially offset by a one-time expense associated with the design revisions completed on our next-generation mobile visual processor. Net of these factors, we expect operating expenses in the third quarter to range between $12.0 million and $13.0 million on a non-GAAP basis.
Lastly, we expect third quarter non-GAAP EPS to range between a loss of ($0.11) cents per share and a loss of ($0.14) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.